As filed with the Securities and Exchange Commission on January 23, 2002
                                                       Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 TECHDYNE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                      59-1709103
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
                                                  BARRY PARDON, President
     2230 West 77th Street                         2230 West 77th Street
     Hialeah, Florida 33016                       Hialeah, Florida 33016
         (305) 556-9210                               (305) 556-9210
--------------------------------          --------------------------------------
(Address, including zip code and          (Name, address, including zip code and
telephone number, including area             telephone number, including area
code, of registrant's principal                 code, of agent for service)
       executive offices)

      It is requested that copies of notices and communications be sent to:

  LAWRENCE E. JAFFE, ESQ.                         WILLIAM KELLEY, Jr., ESQ.
    777 Terrace Avenue                      Porter, Wright, Morris & Arthur, LLP
Hasbrouck Heights, NJ 07604                         41 South High Street
      (201) 288-8282                                Columbus, Ohio 43215
                                                       (614) 227-2136


        Approximate date of commencement of proposed sale to the public:

         From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             CALCULATION OF REGISTRATION FEE

==========================================================================================
                                                       Proposed   Proposed
           Title of Each                  Amount       Maximum     Maximum     Amount of
        Class of Securities                to be       Offering   Aggregate   Registration
         to be Registered             Registered (1)    Price     Offering        Fee
------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......     230,000(2)      $1.00    $  230,000       $ 55
Common Stock, $.01 par value.......     220,000(3)       3.25       715,000        171
Common Stock, $.01 par value.......      16,000(3)       4.00        64,000         15
Common Stock, $.01 par value.......      30,000(3)       2.00        60,000         14
------------------------------------------------------------------------------------------
Total..............................     496,000                  $1,069,000       $255
==========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Represents common stock held for sale by seven of the selling shareholders.
(3) Represents shares of common stock issuable to and held for sale by the selling shareholders under options granted under a 1997 Stock Option Plan exercisable for periods ranging from June 22, 2002 ($3.25 options), to August 24 and December 14, 2003 ($4.00 options), to October 15, 2003 ($2.00 options).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Preliminary Prospectus Dated January 23, 2002

                              Subject to Completion


                                 TECHDYNE, INC.

                         496,000 shares of common stock

         The 496,000 shares of common stock are being offered for sale by the selling shareholders, 13 persons, who directly own 230,000 shares and who own options exercisable into 266,000 shares. See "Selling Shareholders" on page 17. We will receive gross proceeds from the exercise of the options, assuming all the selling shareholders fully exercise their options, for an aggregate of $839,000. We will not receive any proceeds from the sale of the common stock by the selling shareholders. See "Use of Proceeds" on page 16.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol "TCDN." On January 22, 2002, the closing price for our common stock was $1.03.

         Investment in the common stock is speculative and involves substantial risks. See "Risk Factors" beginning on page 7.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------







              The date of this prospectus is _______________, 2002.

                              About This Prospectus

         You should rely on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering their 496,000 shares of common stock. The selling shareholders will not make an offer of the shares of common stock in any state where the offer is not permitted. We will not receive any proceeds from the sale of shares by the selling shareholders. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently exist.

         See the section of this prospectus entitled "Risk Factors" starting at page 7 for a description of certain factors that you should consider before investing in the common stock offered. Also refer to the section of this prospectus entitled "Recent Developments" for a discussion of the change in control and management of our company.


                              Available Information

         We file reports, information statements and other information with the SEC and Nasdaq. Those reports, information statements and other information may be inspected and obtained:

         o at the Public Reference Room of the SEC, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549;
         o at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or
         o from the internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

         Prescribed rates or modest fees may be charged for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-_______). The registration statement contains more information than this prospectus regarding our company and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.


                Incorporation of Certain Information By Reference

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all their shares, or the options for their shares expire.

         o The descriptions of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act on Form 8-A declared effective October 2, 1995, and any amendment or report filed for the purpose of updating any description.
         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including those portions of our Information Statement for the 2001 shareholders annual meeting incorporated by reference in the Form 10-K.
         o Quarterly Report on Form 10-Q for the first quarter ended March 31, 2001.
         o Information Statement dated April 18, 2001, for our annual meeting of shareholders held on May 23, 2001.
         o Report to shareholders dated June 18, 2001, filed with the SEC under Rule 14f-1 of the Securities Exchange Act of 1934 relating to the change in control and management of our company.
         o Quarterly Report on Form 10-Q for the second quarter ended June 30, 2001.
         o Current Report on Form 8-K filed with the SEC on July 11, 2001 re: Item 1, "Changes in Control of Registrant."
         o Current Report on Form 8-K filed with the SEC on September 21, 2001 re: Item 5, "Other Events."
         o Current Report on Form 8-K filed with the SEC on September 25,2001 re: Item 4, "Change in Registrant's Certifying Accountant."
         o Current Report on Form 8-K filed with the SEC on October 30, 2001 re: Item 5, "Other Events."
         o Quarterly Report on Form 10-Q for the third quarter ended September 30, 2001.

         On request, we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. Exhibits to any of those documents, however, will not be provided unless such exhibits are specifically incorporated by reference into those documents. Requests should be directed to David L. Watts, the Chief Financial Officer of Techdyne, Inc., c/o Lytton, Incorporated, 1784 Stanley Avenue, Dayton, Ohio 45404, telephone no.
(937) 220-9777 (fax no. (937) 223-1286).

             Cautionary Notice Regarding Forward-Looking Statements

         This prospectus contains forward-looking statements within the meaning of the federal securities laws. Certain of the forward-looking statements include our expectations, intentions, beliefs and strategies regarding the future of our growth and operations, the character and development of the electronics industry in which we are engaged as a manufacturer, anticipated revenues, our need for and sources of funding for expansion opportunities, expenditures, costs and income and similar expressions concerning matters that are not considered historical facts. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans" and "believes," and words and terms of similar substance used in connection with any discussions of future operating or financial performance, identify forward-looking statements. Such forward-looking statements, like all statements about expected future events, are subject to risks and uncertainties that could cause actual results to materially differ from those expressed in the statements in this prospectus, including the general economic, market and business conditions, opportunities pursued or not pursued by management, competition and other factors discussed periodically in our reports and filings. Many of the foregoing factors are beyond our control. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in "Risk Factors" and other documents as filed from time to time with the SEC. We base our forward-looking statements on information currently available to us, and we assume no obligation to revise these forward-looking statements to reflect events after the date made. Readers are cautioned not to place undue reliance on such forward-looking statements.

         This summary highlights some information from this prospectus and may not contain all the information that is important to you.


                               Prospectus Summary

Our Company

         We are a contract manufacturer of electronic and electro-mechanical products, primarily manufactured to customer specifications and designed for original equipment manufacturers and distributors in the data processing, telecommunications, instrumentation and food preparation equipment industries. Custom-designed products primarily include complex PCBs, conventional and molded cables and wire harnesses, and electro-mechanical assemblies. In addition, we provide OEMs with value-added, turnkey contract manufacturing services and total systems assembly and integration. We also deliver manufacturing and test engineering services and materials management, with flexible and service-oriented manufacturing and assembly services for our customers' high-tech and rapidly changing products.

         Included among our customers are several Fortune 500 companies. For the nine months ended September 30, 2001, approximately 55% of sales were made to five major companies. The only customer generating in excess of 10% of our sales was ITW (formerly PMI Food Equipment Group), accounting for approximately 25% of our sales and approximately 42% of the sales of our subsidiary, Lytton, Incorporated, during this nine month period. The reduced sales to our major customers have had an adverse effect on our operations. We are aggressively seeking new business opportunities with existing and new customers, but there is no assurance we will be successful in generating additional sales, particularly in this recessionary economy.

         Effective June 27, 2001, control of our company was acquired by Simclar International Limited, which transferred its 71.3% ownership of our company to its parent, Simclar International Holdings Limited, each of which is a private United Kingdom company. Simclar International is engaged in the same electronic and electro-mechanical subcontract manufacturing industry as is our company. Simclar International is a larger company than ours, with sales for fiscal 2000 of approximately $101,500,000, and for the nine months ended September 30, 2001, of approximately $55,000,000.

         We lease approximately 145,000 square feet of space for offices, manufacturing and warehousing in the United States located in Florida, Massachusetts, Ohio and Texas. Our lease in Houston, Texas for approximately 15,000 square feet of offices, warehouse and manufacturing space expiring in August, 2002 will not be renewed. Our lease for approximately 28,000 square feet in Hialeah, Florida runs through August, 2010, and is with our former parent, Medicore, Inc. We own an approximately 31,000 square foot facility in Livingston, Scotland that we are attempting to sell. That European facility, operated by our subsidiary, Techdyne (Europe) Limited, experienced reduced sales and revenues over the last two years. In May, 2001, Techdyne (Europe) entered into a management agreement with Simclar International under which Simclar manufactures for and provides necessary personnel to Techdyne (Europe), enabling Techdyne (Europe) to close down its manufacturing operations.

         Techdyne was incorporated in Florida in 1976, organized under the name DAK Industries, Incorporated. We were acquired by Medicore, Inc. in 1982, and became a public company in 1985. Medicore sold its 71.3% ownership of our company to Simclar International on June 27, 2001. See "Recent Developments."

         Our executive offices are located at 2230 West 77th Street, Hialeah, Florida 33016. Our telephone number is (305) 556-9210 and our internet address is www.tcdn.com.


Common Stock Offered by Selling Shareholders:

         Directly owned...........................  230,000
         Obtainable upon exercise of options......  266,000
                                                    -------
               Total..............................  496,000


Use of Proceeds

         Techdyne.................................  $824,000 (after expenses of approximately $15,000)
                                                    assuming and upon selling
                                                    shareholders' full exercise
                                                    of their options; exercise
                                                    prices range from $2.00 per
                                                    share (30,000 shares) to
                                                    $3.25 per share (220,000
                                                    shares) to $4.00 per share
                                                    (16,000 shares); proceeds to
                                                    be added to working capital.

         Selling shareholders.....................  Sale of common stock, proceeds to selling
                                                    shareholders; the company
                                                    receives no proceeds from
                                                    the selling shareholders'
                                                    sale of their common stock.


Nasdaq SmallCap Symbol............................  TCDN


Outstanding Shares:

         Common stock.............................  6,556,990

         To be outstanding assuming selling
         shareholders exercise all of their
         options..................................  6,822,990


Risk Factors......................................  The purchase of the common stock involves a high degree
                                                    of risk. See "Risk Factors"
                                                    at page 7.


Summary Financial Data

         The following summary financial data for each of the five years ended December 31, 2000, have been derived from our audited consolidated financial statements. The summary financial data for the nine months ended September 30, 2001 and 2000 are derived from our unaudited consolidated financial statements. Our audited and unaudited financial statements have been incorporated in this prospectus by reference. The summary financial data should be read in conjunction with the audited and unaudited financial statements.


                   Consolidated Statements of Operations Data
                     (in thousands except per share amounts)

                                            (audited)                            (unaudited)
                                                                                 Nine Months
                                    Years Ended December 31,                 Ended September 30,
                      ----------------------------------------------------   -------------------
                        2000       1999       1998      1997(1)     1996       2001       2000
                        ----       ----       ----      -------     ----       ----       ----
Revenues              $ 52,767   $ 48,383   $ 44,927   $ 33,169   $ 24,434   $ 29,897   $ 38,572
Net income (loss)          565        303        798      1,426        743     (1,831)       (12)
Earnings per share:
   Basic              $    .09   $    .05   $    .15   $    .32   $    .18   $   (.28)  $     --
   Diluted            $    .09   $    .05   $    .13   $    .24   $    .14   $   (.28)  $     --

                               Balance Sheet Data
                                 (in thousands)

                                                           September 30, 2001
                                                         -----------------------
                                  December 31, 2000      Actual      As Adjusted
                                  -----------------      ------      -----------
         Working capital              $ 12,443          $ 10,440      $ 11,264
         Total assets                   27,876            22,725        23,549
         Long-term debt(2)               8,582             7,511         7,511
         Total liabilities              16,295            12,823        12,823
         Shareholders' equity           11,581             9,902        10,726

---------------

(1) Reflects operations of Lytton commencing August 1, 1997. Lytton was acquired on July 31, 1997.
(2) Includes advances from Medicore, Inc., former parent (see "Recent Developments") at December 31, 2000.

         The "As Adjusted" information presented above reflects the pro forma effects of the receipt of approximately $824,000 of net proceeds from the sale of common stock offered by this prospectus upon exercise of the selling shareholders' options for 266,000 shares of common stock.

                                  Risk Factors

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY AND ITS SECURITIES, TOGETHER WITH OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


Risk Factors Relating to Our Business


The loss of a major customer would adversely affect us

         A substantial percentage, approximately 55%, of our sales for the nine months ended September 30, 2001, have been to a relatively small number of customers, the loss of any of which would adversely affect us. A substantial portion of our sales is with one major customer, ITW (formerly PMI Foods Equipment Group, 25%). Approximately 42% of sales of our subsidiary, Lytton were derived from ITW. There are no long-term contracts with any customer. Substantially all of our sales and reorders are subject to competitive bids. Sales are dependent on the success of our customers, some of which operate in businesses associated with rapid technological change, vigorous competition, short product life cycles, and pricing and margin pressures. Additionally, certain of the industries served by us are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. Developments adverse to our major customers or their products could have an adverse effect on us. A variety of conditions, both specific to each individual customer and generally affecting each customer's industry, may cause customers to cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered, materials purchased and, in certain circumstances, charges associated with such cancellation, reduction or delay.

         In addition, we generate large accounts receivable in connection with our providing of electronic sub-contract manufacturing. If one or more of our customers experiences financial difficulty and is unable to pay for the services provided by us, our operating results and financial condition would be adversely affected. Recent examples are two customers who filed under Chapter 11 of the Bankruptcy Act since August, 2001. Both customers owed us a total of $159,000 at the time of their filings, which may be uncollectable. We expect to continue to depend on the sales of a limited number of major customers.


Secured loans - existence of liens on all of our assets

         All of our assets and the assets of our subsidiary, Lytton, have been pledged as collateral for two bank loans. On October 24, 2001, we refinanced our existing bank loans of $10,400,000 of which approximately $7,256,000 was outstanding at the time of refinancing, with a one-year $3,000,000 line of credit and a $7,000,000 seven-year term loan. The refinancing was completed with the Bank of Scotland. The refinancing is at an interest rate at the LIBOR rate plus 1.5% for a one, three or six month period, at our option. We elected the three month interest period at 3.83% until January 24, 2002. The term loan specifies quarterly payments of $250,000 starting January 24, 2002. We and our subsidiary, Lytton, guaranteed the new financing.

Our new credit facilities impose operational and financial restrictions on us

         Our new credit facilities with the Bank of Scotland, which include a Facility Letter, a Working Capital Facility Letter, a Security Agreement, a Pledge Agreement, and a Guaranty, in addition to subjecting all our assets as security for the bank financing, includes substantial covenants that impose significant restrictions on us, including, among others:

General Covenants

         o credit facilities take priority over all our other obligations;
         o we must maintain sufficient and appropriate insurance for our business and assets;
         o we must maintain all necessary licenses and authorizations for the conduct of our business;
         o we indemnify the bank against all costs and expenses incurred by it which arise as a result of any actual or threatened (i) breach of environmental laws; (ii) release or exposure to a dangerous substance at or from our premises; or (iii) claim for an alleged breach of environmental law or remedial action or liability under such environmental law which could have an adverse material effect;
         o if environmental harm has occurred to our property securing the credit facility, we have to ensure we were not responsible for the harm, and we have to be aware of the person responsible and its financial condition; and
         o a variety of pension and similar plans and ERISA conditions, including, among others
                  - notifying the bank of (i) material adverse changes in the financial condition of any such plan; (ii) increase in benefits; (iii) establishment of any new plan; (iv) grounds for termination of any plan; and
                  - affiliate or acquire any new ERISA affiliate that has an obligation to contribute to a plan that has an accumulated funding deficiency.


Affirmative Covenants

         Maintain:

         o consolidated net worth greater than $9,000,000 for fiscal 2002 and $11,000,000 thereafter;
         o a ratio of consolidated assets to consolidated net borrowing not less than 1.5 to 1 to June 30, 2002, and 1.75 to 1 thereafter;
         o a ratio of consolidated trade receivables to consolidated net borrowing of not less than .5 to 1 to June 30, 2002, and .75 to 1 thereafter; and
         o a ratio of consolidated net income before interest and income taxes to total consolidated interest costs of not less than 2 to 1.


Negative Covenants

         Prohibit:

         o granting or permitting a security agreement against our consolidated assets except for permitted security agreements;

         o declaring or paying any dividends or making any other payments on our capital stock;
         o consolidating or merging with any other entity or acquiring or purchasing any equity interest in any other entity, or assuming any obligations of any other entity, except for notes and receivables acquired in the ordinary course of business;
         o incurring, assuming, guaranteeing, or remaining liable with respect to any indebtedness, except for certain existing indebtedness disclosed in our financial statements;
         o undertaking any capital expenditures in excess of $1,000,000 in any one fiscal year;
         o changes in ownership of our company or Lytton, Incorporated, our 100%-owned subsidiary; and
         o any material change in any of our business objectives, purposes, operation or taxes.

         Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants would result in a default under our debt.

         Our indebtedness requires us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which could reduce amounts for working capital and other general corporate purposes. The restrictions in our credit facility could also limit our flexibility in reacting to changes in our business and increases our vulnerability to general adverse economic and industry conditions.


We operate in a highly competitive industry and our business may be harmed by competitive pressures

         Manufacture and assembly of electro-mechanical and electronic components is a highly competitive industry characterized by a diversity and sophistication of products and components. We compete with major electronics firms that have substantially greater financial and technical resources and personnel than we do. We also face competition from many smaller, more specialized companies. We believe the primary competitive factors are pricing, quality of production, prompt customer service, timely delivery, engineering expertise, and technical assistance to customers. Among this mix of competitive standards, we believe we are competitive with respect to delivery time, quality, price and customer service. Price sensitivity becomes a paramount competitive issue in recessionary periods, as we are now experiencing, and we may be at a competitive disadvantage with manufacturers with a lower cost structure, particularly off-shore manufacturers with lower labor and related production costs. To compete effectively, we must also provide technologically advanced manufacturing services, and respond flexibly and rapidly to customers' design and schedule changes. Our inability to do so could have adverse affects on us. Customers in our industry are price-sensitive and, particularly in the current downturn, there is substantial pressure from customers to reduce our prices. Our ability to remain competitive depends on our ability to meet these customer and competitive price pressures while protecting our profit margins. We have been engaged in and will have to continue cost reductions in overhead, manufacturing processes, and equipment retooling, while maintaining product flow, inventory control, and just-in-time shipping to our customers. If we are unable to accomplish these factors, we will not be competitive, and our business and operating results will be impacted.


Our revenues are contingent on the health of the industries we serve

         We rely on the continued growth and financial stability of our customers who operate in the following industry segments:

         o        data processing;

         o        telecommunications;

         o        instrumentation; and

         o        food preparation equipment.

         These industry segments, to a varying extent, are subject to dynamic changes in technology, competition, short product life cycles, and economic recessionary periods. When our customers are adversely affected by these factors, we may be similarly affected.


Manufacture of electronic and electro-mechanical products, particularly designed for OEMs and manufactured to custom specifications, is cyclical, and demand for our products may decline

         Our business depends substantially on both the volume of electronic and electro-mechanical production by OEMs in the data processing, telecommunications, instrumentation and food preparation industries, and new specifications and designs for these OEMs. These industries have been cyclical over the years, and have experienced oversupply as well as significantly reduced demand, as we are currently experiencing. Declining demand for our products and services may continue into the immediate future. The result of the economic downturn has resulted in lower capacity utilization of our manufacturing operations and a shift in product mix toward lower margin assemblies. OEMs may not increase production or may shift to new customer specifications and designs, in which case demand for our products and services may continue to slow. These changes in economic conditions and demand have resulted and may continue to result in customer rescheduling of orders and shipments, which affects our results of operations. The continued recession and downturn in OEM products is anticipated to have an adverse effect on our business, financial condition, and operating results. Moreover, our need to invest in engineering, marketing, and customer services and support capabilities will limit our ability to reduce expenses, as we have been attempting to do, in response to such downturns.


We do not have long-term contracts with customers, and cancellations, reductions or delays in orders affect our profitability

         We do not typically obtain firm long-term contracts from our customers. Instead, we work closely with our customers to develop forecasts for upcoming orders, which are not binding, in order to properly schedule inventory and manufacturing. Our customers may alter or cancel their orders or demand delays in production for a number of reasons beyond our control, which may include:

         o        market demand for products;

         o        change in inventory control and procedures;

         o        acquisitions of or consolidations among competing customers;

         o        electronic design and technological advancements; and

         o        recessionary economic environment.

         Any one of these factors may significantly change the total volume of sales and affect our operating results, as has been the case with the recessionary environment and reduced demand for our customers' products and in turn, our products and services. In addition, since much of our costs and operating expenses are relatively fixed, a reduction in customer demand would adversely affect our gross margins and operating income. Although we are always seeking new business and customers, we cannot assure you that we will be able to replace deferred, reduced or cancelled orders.


Shortages of components specified by our customers would delay shipments and adversely affect our profitability

         Substantially all of our sales are derived from electro-mechanical and subcontract electronic manufacturing in which we purchase components specified by our customers. In 2000, supply shortages have curtailed production of certain assemblies using a particular component. Industry-wide shortages of electronic components, particularly components for PCB assemblies, have occurred. If shortages of components occur, we may be forced to delay shipments, which could have an adverse effect on our profit margins and customer relations. Because of the continued increase in demand for surface mount components, we anticipate component shortages and longer lead times for certain components to occur from time to time. Also, we typically bear the risk of component price increases that occur, which accordingly could adversely affect our gross profit margins. At times, we are forced to purchase components beyond customer demand on items which are in short supply. To the extent there is less customer demand or cancellations, we will have increased obsolescence. Due to the current difficult economic environment, there may be cut-backs and/or shut-downs of semi-conductor foundries, which could reinitiate component shortages.


Technological developments, satisfying customer designs and production requirements, quality and process controls are factors impacting our operations

         Our existing and future operations are and will be influenced by several factors, including technological developments, our ability to efficiently meet the design and production requirements of our customers, increases in expenses associated with continued sales growth, our ability to control costs, our ability to evaluate new orders to target satisfactory profit margins, and our capacity to develop and manage the introduction of new products. We also may not be able to adequately identify new product trends or opportunities, or respond effectively to new technological changes. Quality control is also essential to our operations, since customers demand strict compliance with design and product specifications. Any deviation from our quality and process controls would adversely affect our relationship with customers, and ultimately our revenues and profitability.


Our operating results are subject to annual and quarterly fluctuation which could negatively impact our stock prices

         There are a number of factors, beyond our control, that may affect our annual and quarterly results. These factors include:

         o        the volume and timing of customer orders;

         o        changes in labor and operating prices;

         o        fluctuations in material cost and availability;

         o        changes in domestic and international economies;

         o        timing of our expenditures in anticipation of future orders;

         o increase in price competition, and competitive pressures on delivery time and product reliability;

         o        changes in demand for customer products;

         o the efficiency and effectiveness of our automated manufacturing processes;

         o        market acceptance of new products introduced by our customers;
                  and

         o        uneven seasonal demands by our customers.

         Any one or combination of these factors can cause an adverse effect on our future annual and quarterly financial results. Fluctuations in our operating results could materially and adversely affect the market price of our common stock, which has been declining over the last several years, and over the nine months ended September 30, 2001.


Environmental laws may expose us to financial liability and restrictions on operations

         We are subject to a variety of federal, state and local laws and regulations relating to environmental, waste management, and health and safety concerns, including the handling, storage, discharge and disposal of hazardous materials used in or derived from our manufacturing processes. Proper waste disposal is a major consideration for printed circuit board manufacturers, which is a substantial part of our business, since metals and chemicals are used in our manufacturing process. Environmental controls are also essential in our other areas of electronic assembly. If we fail to comply with such environmental laws and regulations, then we could incur liabilities and fines and our operations could be suspended. This could also trigger indemnification of our lender under our new credit facilities, as well as being deemed a default under such credit facilities. See Risk Factor above entitled "Our new credit facilities impose operational and financial restrictions on us." Such laws and regulations could also restrict our ability to modify or expand our facilities, could require us to acquire costly equipment, or could impose other significant capital expenditures. In addition, our operations may give rise to claims of property contamination or human exposure to hazardous chemicals or conditions. Although we have not incurred any environmental problems in our operations, there can be no assurance that violations of environmental laws will not occur in the future due to failure to obtain permits, human error, equipment failure, or other causes. Furthermore, environmental laws may become more stringent and impose greater compliance costs and increase risks and penalties for violations.


Risk Factors Relating to Our Common Stock

Simclar International controls 71.6% of our common stock and the affairs of our company, and will continue to control our company after the sales by the selling shareholders

         Simclar International acquired 71.3% of our common stock in June, 2001, and controls the affairs of our company. In September, 2001 Simclar announced its intention to acquire an additional 200,000 shares of our common stock. To date, Simclar has purchased 20,000 shares of our common stock in the open market, giving Simclar a 71.6% ownership of our company. Assuming the selling shareholders exercise all their options, this will result in an additional 266,000 shares outstanding, or another approximately 4%. Nevertheless, Simclar will continue to control the election of directors and approval of significant corporate actions with its 68.8% ownership of our company. Our common stock does not provide for cumulative voting, and therefore, the remaining shareholders other than Simclar will be unable to elect any directors or have any significant impact in controlling the business or affairs of the company. The concentration of ownership with Simclar may also have the effect of delaying, deterring or preventing a change in control of our company, and would make transactions relating to our operations more difficult or impossible without the support of Simclar.


The price of our shares is volatile

         The market price of our common stock has substantially fluctuated in the past, which resulted in its delisting from the Nasdaq National Market in 1992. In 1995, we completed a public offering of our common stock, which then was listed with the Nasdaq SmallCap Market and Boston Stock Exchange. On November 6, 1996, the common stock was relisted for trading on the Nasdaq National Market and delisted from the Boston Stock Exchange. On February 18, 2000, our common stock transferred to the Nasdaq SmallCap Market, since the market value of the public float was not equal to or greater than $5,000,000 for a 90-day period in 1999, as required under Nasdaq Marketplace Rule 4450(a)(2), Maintenance Standard 1. The market price of our common stock has been as high as $8.13 in the first quarter of 1997 to as low as $.77 in the third quarter of 2001. Our common stock has limited trading volume, and it closed at $1.03 on January 22, 2002.

         There are a variety of factors which contribute to the volatility of our common stock. These factors include domestic and international economic conditions, stock market volatility, our reported financial results, fluctuations in annual and quarterly operating results, and general conditions in the contract manufacturing and technology sectors. Announcements concerning our company and competitors, our operating results, and any significant amount of shares eligible for future sale, including the 496,000 shares being offered through this prospectus by the selling shareholders, may also have an impact on the market price of our common stock. As a result of these factors, the volatility of our common stock prices may continue in the future.


Substantial market overhang from outstanding options and shares held by the selling shareholders and our parent may adversely affect the market price of our common stock

         The selling shareholders own options exercisable at prices ranging from $2.00 to $4.00 per share for an aggregate of 266,000 shares of common stock, and they own 230,000 shares of common stock directly. These 496,000 shares, representing approximately 7.3% of our total outstanding shares (assuming all the options are exercised), are currently being offered by the selling shareholders. In addition, our parent, Simclar, owns 4,694,620 shares of common stock, or 71.6% of the outstanding shares (68.8% assuming exercise of the selling shareholders' options). Under the agreement in which it purchased the controlling interest in our company, Simclar agreed to acquire the shares as "restricted securities" under the Securities Act of 1933, and not with a view to their distribution. However, restricted shares may be sold under Rule 144 of the Securities Act one year from their acquisition, which would be June 26, 2002, and Simclar, at any time, could register as many of its 4,694,620 shares of common stock as it desires, which could be well in excess of any limited amounts it could sell under Rule 144 without registration. Rule 144 entitles each person having owned restricted securities for a period of one year, to sell without registering the securities, every three months, an amount of shares which does not exceed the greater of 1% of the outstanding common stock or, since the common stock is trading on Nasdaq, the average weekly volume of trading as reported by Nasdaq during the four calendar weeks prior to the sale. Accordingly, the sale of the 496,000 shares by the selling shareholders and the potential sale of shares, whether under Rule 144 or through a registration statement, by Simclar International, may have an adverse affect on the market price of the common stock, and may hamper our ability to manage subsequent equity or debt financing, or otherwise affect the terms and timing of such financing.


We have not declared dividends, and our credit facilities prohibit us from paying dividends

         Under Florida corporate law, holders of our common stock are entitled to receive dividends from legally available funds, when and if declared by our board of directors. We have not paid any cash dividends, and our board of directors does not intend to declare dividends in the foreseeable future. Our future earnings, if any, will be used to finance our capital requirements and fund our operations. We have experienced losses for each of the first three quarters of 2001. Even if we had available funds, our credit facilities under which we borrowed $10,000,000 in October, 2001, prohibit us from paying any dividends or making any other payments on our capital stock without the written consent of the lender. There can be no assurance that the lender will provide such consent. The credit facilities include a seven-year term loan for $7,000,000.


Possible delisting and risks of low priced stock

         Our common stock trades on the Nasdaq SmallCap Market. There are certain criteria for continued listing on the Nasdaq SmallCap Market, known as maintenance requirements. Failure to satisfy any one of these maintenance listing requirements could result in our securities being delisted from the Nasdaq SmallCap Market. These criteria include two active market makers, maintenance of $2,000,000 of net tangible assets (or shareholders' equity of $2,500,000), a minimum bid price for our common stock of $1.00, and at least 500,000 publicly held shares with a market value of at least $1,000,000, among others. Usually, if a deficiency occurs for a period of 30 consecutive business days, the particular company is notified by Nasdaq and has 90 days to achieve compliance. Nasdaq has proposed adjustments to its SmallCap Market bid price grace period from 90 days to 180 days. Following this grace period, issuers that demonstrate compliance with the core initial listing standards of the SmallCap Market, which is either net income of $750,000 (determined from the most recently completed fiscal year or two of the most recently completed fiscal years), stockholders' equity of $5,000,000, or market capitalization of $50,000,000, will be afforded an additional 180-day grace period within which to regain compliance. If the company is unable to demonstrate compliance, the security is subject to delisting. The security might be able to trade on the OTC Bulletin Board, a less transparent trading market which may not provide the same visibility for the company or liquidity for its securities, as does the Nasdaq SmallCap Market. As a consequence, an investor may find it more difficult to dispose of or obtain prompt quotations as to the price of our securities, and may be exposed to a risk of decline in the market price of the common stock.

         In October 1999, we received notification from the Nasdaq Listing Qualification Department of the Nasdaq Stock Market that our common stock failed to maintain a market value of public float greater than $5,000,000 as required under Marketplace Rule 4450(a)(2), a maintenance requirement for continued listing on the Nasdaq National Market. Since we were unable to satisfy that maintenance requirement, we transferred our common stock for trading to the Nasdaq SmallCap Market in February 2000. The Nasdaq SmallCap Market Marketplace Rule 4310(c)(10) requirement for market value float is $1,000,000. The publicly trading shares, exclusive of any affiliate ownership, which is the float for our common stock, is approximately 1,716,000 shares, and as the closing price of our shares on January 22, 2002 was $1.03, we satisfy that maintenance requirement.

However, our common stock has traded as low as $.81 in the first and second quarters of 2001, and as low as $.77 in the third quarter of 2001, and has limited trading volume. There is the risk of being delisted from the Nasdaq SmallCap Market should our common stock fail to maintain a minimum bid price of $1.00 per share for 30 consecutive days, as required by Marketplace Rule 4310(c)(4). Such occurrence would generate a notice from Nasdaq that we have a 90-day period to reflect that our common stock traded at $1.00 or more for at least 10 consecutive trading days. Continued satisfaction of certain of the Nasdaq SmallCap listing maintenance requirements is beyond our control. There is no assurance that the company will continue to satisfy the minimum listing maintenance criteria, which without a timely cure, could cause our securities to be delisted from the Nasdaq SmallCap Market.


                               Recent Developments

         On June 27, 2001, our shareholders approved the Agreement for Sale and Purchase of Shares dated April 6, 2001, under which Simclar International Limited, a private United Kingdom company, acquired 4,674,620 shares of our common stock (71.3% of our shares) from our former parent, Medicore, Inc. Simclar International Limited immediately transferred its controlling interest in our company to its parent, Simclar International Holdings Limited, also a private United Kingdom company owned by Samuel Russell and his wife, Christina Margaret Janet Russell, each a director of Simclar International and our company. Mr. Russell is also Chief Executive Officer of our company.

         Simclar acquired the controlling interest in our company from Medicore, Inc. for $10,000,000 plus earn-out payments of 3% of our net sales for the next three years, with a minimum aggregate earn-out of $2,500,000 and a maximum aggregate earn-out of $5,000,000. It was also agreed that Simclar use its best efforts to refinance our long-term debt, which Simclar did, enabling us to repay our outstanding indebtedness of approximately $193,000 to Medicore on October 29, 2001. Simclar and Medicore made a variety of customary representations and covenants under the Agreement for Sale and Purchase of Shares, one noteworthy one being Simclar's covenant not to finance the purchase of control with any pre-arranged sale of our assets, provided Simclar would be permitted to close or dispose of our facilities or assets for valid corporate purposes. Simclar also agreed to register the shares of common stock included in this prospectus. See "Selling Shareholders."

         In April 2001, as a result of continuing operating losses, we determined to discontinue our manufacturing operations in Scotland through our subsidiary, Techdyne (Europe) Limited. We incurred a cost of approximately $225,000 for closing our Scottish manufacturing operations, primarily from post-employment benefits. In May 2001, Techdyne (Europe) entered into a management agreement with Simclar, terminable on 30 days' notice, under which Simclar manufactures products for that subsidiary, and assists it in management coordination. Simclar receives a service charge for the cost of such personnel and the cost of providing any administrative services based on the actual costs incurred by Simclar. To date, we have paid Simclar $71,825 under that management agreement.

         Upon Simclar's acquisition of control of our company, management also changed. Of the original executive officers, only Barry Pardon, President and director, and Lytton Crossley, director, continue in their original positions. Joseph Verga, formerly Senior Vice President and director, no longer holds those positions, but he continues as a member of our management. Mr. Thomas K. Langbein, Chairman of the Board and Chief Executive Officer of our company and Medicore, of which former parent he is also President, and directors Peter D. Fischbein, Anthony C. D'Amore and Edward Diamond resigned upon completion of the sale of control. Messrs. Fischbein and D'Amore are directors of Medicore. Additions to our management upon the change in control are Samuel Russell, managing director of Simclar International and 90% owner of Simclar International Holdings, who is Chairman of the Board and Chief Executive Officer of our company, his wife, Christina Margaret Janet Russell, a director of Simclar International and 10% owner of Simclar International Holdings, who is a director of our company, and three new directors, Thomas Foggo, senior partner of Skene Edwards, W.S., counsel to Simclar, John Ian Durie, Finance Director of Simclar International Holdings and formerly a partner of Deloitte & Touche, and Kenneth Greenhalgh, a management consultant to Simclar. Our by-laws were amended to increase the board of directors to nine members effective upon completion of the sale of control. There remain two vacancies on the board.


                                 Use of Proceeds

         Assuming exercise of all of the 266,000 options owned by the selling shareholders, we would realize net proceeds of approximately $824,000, based on $15,000 in estimated expenses of this offering. The selling shareholders own options for 30,000 shares exercisable at $2.00, options for 220,000 shares exercisable at $3.25 per share, and options for 16,000 shares exercisable at $4.00 per share.

         Not since the first quarter of 2000 has our common stock traded in excess of $3.25, and the high closing price of our stock for fiscal 2001 was $1.53. Coupled with the facts that our common stock does not trade actively, that we have experienced losses for the first three quarters of 2001, and the closing price of our common stock on January 22, 2002 was $1.03, it appears unlikely that options will be exercised in the near future. Accordingly, there is little likelihood that we will receive any proceeds from the exercise of the options any time soon, if ever.

         We will not receive any proceeds from the sale of any shares of common stock by the selling shareholders, whether sales result from their direct ownership of 230,000 shares of common stock or from common stock they obtain upon exercise of their options. We are bearing the registration expenses of the selling shareholders up to $10,000 in accordance with the Agreement for Sale and Purchase of Shares. The selling shareholders are responsible for any brokerage commissions they may incur as a result of their sales of common stock, expenses of their counsel, and expenses of this registration in excess of $10,000 exclusive of our counsel fees.

         Proceeds upon option exercises would become part of our working capital. We reserve the right to use portions, even significant portions, of any net proceeds realized from the exercise of the selling shareholders' options in such manner as we deem appropriate for the needs of the company. Change in use of proceeds may become necessary or desirable based upon unforeseen future events, including expenses and complications frequently encountered by businesses, as well as changes in economic conditions.

                              Selling Shareholders

         The following table sets forth certain information with respect to the selling shareholders and their common stock ownership before and after their proposed sale of their shares. Our company will not receive any of the proceeds from the sale of the selling shareholders' common stock. The notes to the table describe, among other matters, the existing and former relationships of each selling shareholder to our company.

                             Beneficial ownership                 Amount      Beneficial
                                before offering                 of common     ownership
                          --------------------------             stock to        after
Name                        Direct         Options      %(1)    be offered    the Sale(2)
----                        ------         -------      ----    ----------    -----------
Thomas K. Langbein(3)     80,000(4)+     100,000(5)      2.7      180,000         -0-
Joseph Verga(6)           53,334(7)+      65,000(8)      1.8      118,334        3,334*
Peter D. Fischbein(9)     40,000(10)+     15,000(5)       *        55,000         -0-
Lawrence E. Jaffe(11)     30,000(12)+     20,000(5)       *        50,000         -0-
Anthony C. D'Amore(13)    25,000(14)+      7,500(5)       *        32,500         -0-
Daniel R. Ouzts(15)       10,000          15,000(5)       *        25,000         -0-
Nathan Whipple(16)            -0-         18,000(17)      *        18,000         -0-
Seymour Friend(18)        10,000(19)+      5,000(5)       *        15,000         -0-
Lucia D'Amore(20)             -0-          7,500(5)       *         7,500         -0-
Edward Diamond(21)            -0-          5,000(22)      *         5,000         -0-
Jerry St. Jacques(23)         -0-          3,000(24)      *         3,000         -0-
Dave Jones(23)                -0-          3,000(24)      *         3,000         -0-
Leisa Young(23)               -0-          2,000(24)      *         2,000         -0-

+ A certain portion of such shares is security for promissory notes issued to Techdyne by the selling shareholders for exercise of their 1995 options; is being held in escrow; and is only saleable at such time the notes, whether from the sale of the shares or otherwise, are fully satisfied, in principal and accrued interest. See notes below.
*        Less than 1%

--------------------

(1)      Based on 6,556,990 shares of common stock outstanding.
(2) Assumes selling shareholders other than Joseph Verga sell all of their common stock.
(3) Former Chairman of the Board and Chief Executive Officer of our company. See "Recent Developments." Chairman of the Board and Chief Executive Officer of Medicore, Inc., the seller of control to Simclar International, and of Dialysis Corporation of America, an approximately 62% owned public subsidiary of Medicore. Mr. Langbein is also President and an approximately 25% beneficial owner of Medicore, and a 6.2% beneficial owner of Dialysis Corporation of America. His children own in the aggregate 1.1% of Medicore. Mr. Langbein disclaims the stock ownership of his children, since they are independent.
(4) Includes 31,400 shares held in escrow securing a $59,168 note issued for exercise in February 2000, of his 1995 option for 40,000 shares of common stock.
(5)      Exercisable at $3.25 per share to June 22, 2002.
(6) Formerly Senior Vice President, director and Treasurer of our company. See "Recent Developments." Mr. Verga has a 1.3% beneficial ownership of Medicore.
(7) Includes 19,625 shares held in escrow securing a $36,955 note issued for exercise in February 2000, of his 1995 option for 25,000 shares of common stock.

(8) Includes an option exercisable for (i) 50,000 shares at $3.25 per share through June 22, 2002; and (ii) 15,000 shares at $2.00 per share through October 15, 2003.
(9) Former director of our company. See "Recent Developments." Director of Medicore. Mr. Fischbein is a 1.5% beneficial owner of Medicore. His wife beneficially owns 5.9% of Medicore, including 100,000 shares held in trust for their son of which trust his wife is trustee. Mr. Fischbein disclaims all such beneficial ownership by his wife, who is financially independent and maintains separate bank and brokerage accounts.
(10) Includes 19,220 shares held in escrow securing a $36,225 note issued for exercise in February 2000, of his 1995 option for 20,000 shares of common stock.
(11) Former Secretary and counsel of our company. Secretary and counsel to Medicore and Dialysis Corporation of America. Mr. Jaffe is a 4.4% beneficial owner of Medicore and a 4.1% beneficial owner of Dialysis Corporation of America and a director of Medicore. His children own in the aggregate 3.7% of Medicore and 2.9% of Dialysis Corporation of America. Mr. Jaffe disclaims beneficial ownership of the stock ownership of his children, since they are independent. See "Legal Matters."
(12) Includes 10,000 shares held in escrow securing a $18,843 note issued for exercise in February 2000, of his 1995 option for 10,000 shares of common stock.
(13) Former director of our company. See "Recent Developments." Director of Medicore. Mr. D'Amore is a 4.2% beneficial owner of Medicore.
(14) Includes (i) 15,000 shares held in an IRA rollover account; and (ii) 5,000 shares held in escrow securing a $9,422 note issued for exercise in February 2000, of his 1995 option for 10,000 shares of common stock.
(15) Former Vice President and Controller of our company. Mr. Ouzts is a Vice President and Controller of Medicore and Dialysis Corporation of America, the latter a subsidiary of Medicore of which he is also the Treasurer. Mr. Ouzts is the beneficial owner of 2.4% of Medicore.
(16)     General Manager of our Massachusetts operations.
(17) Includes an option for (i) 3,000 shares exercisable at $4.00 per share through August 24, 2002; and (ii) 15,000 shares exercisable at $2.00 per share through October 15, 2003.
(18) Vice President and director of Medicore. Mr. Friend is a beneficial owner of 6.9% of Medicore.
(19) Includes 5,000 shares held in escrow securing a $5,425 note issued for exercise in February 2000, of his 1995 option for 10,000 shares of common stock.
(20) Former wife of Anthony C. D'Amore. Acquired 50% of Mr. D'Amore's option under a June 2001 divorce settlement.
(21)     Former director of our company. See "Recent Developments."
(22)     Exercisable at $4.00 per share through August 24, 2002.
(23)     Employee.
(24)     Exercisable at $4.00 per share through December 14, 2002.


                              Plan of Distribution

         The 230,000 shares of our common stock held directly are being offered for sale by the selling shareholders. In addition, we are registering the selling shareholders' 266,000 shares of common stock obtainable upon exercise of their options. The aggregate of the 496,000 shares of common stock may be sold by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time:

         o in transactions (which may include block sales) on the Nasdaq SmallCap Market or such other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed;
         o        in negotiated transactions; or

         o through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         The common stock may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and
         o a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both, which compensation as to an underwriter, agent or particular broker-dealer will be negotiated and may be in excess of customary compensation. If required by applicable law at the time a particular offer of common stock is made, the terms and conditions of such transaction will be set forth in a supplement to this prospectus.

         The selling shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts, their counsel fees, and expenses of this registration in excess of $10,000 exclusive of our counsel fees. As part of the Agreement for Sale and Purchase of Shares with Simclar, we had agreed to (i) register the shares of common stock for the selling shareholders; (ii) bear the expenses in connection with the registration of the shares being offered by such selling shareholders up to $10,000; (iii) keep the registration statement effective until the earlier of December 26, 2004, or until the selling shareholders' common stock is no longer restricted stock and accordingly, no longer needs to be registered; (iv) file an earnings statement 18 months after the effective date of this registration statement; and (v) indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders, individually, have also indemnified us against any material omissions or misrepresentations in the information which they have provided to us relating to themselves and their shares for inclusion in this prospectus.

         The selling shareholders have advised our company that they have not entered into any agreements, understandings or arrangements with any underwriters or other broker-dealers regarding the sale of their common stock. The selling shareholders have entered into an agreement of power of attorney appointing two of the selling shareholders, Thomas K. Langbein and Lawrence E. Jaffe, as attorneys-in-fact to coordinate the registration and transfer of certain of the shares of common stock securing the promissory notes on behalf of the selling shareholders. The attorneys-in-fact receive no fee for acting as such on behalf of the selling shareholders. There is no obligation of any selling shareholder to sell any portion of their shares of common stock. Mr. Jaffe is the escrow agent holding certain shares of common stock collateralizing the promissory notes issued by the selling shareholders to us for the exercise of their 1995 options.

         Regulation M under the Securities Exchange Act of 1934 prohibits persons engaged in a distribution of securities from bidding or from purchasing (including offers to bid or purchase) the common stock being distributed until their distribution is completed. One of the purposes of Regulation M is to preclude persons with a financial interest in a distribution from affecting the integrity of the independent pricing mechanisms of the market for the securities that are in distribution.

         Distribution is defined broadly, distinguishing the concept from ordinary trading transactions, with certain criteria such as the magnitude of the offering and the presence of special selling efforts and selling methods. The definition applies to "shelf offerings" of securities as is the case with secondary offerings by selling stockholders from time to time in the open market at current market prices. Whether sales by the selling shareholders are deemed to be a distribution under Regulation M depends, among other factors, on the amount of securities registered, the public float, the trading volume and the presence of any special selling effort. If it is determined that a distribution exists, the bidding for and the purchasing prohibitions of Regulation M will apply to those securities being distributed by those persons participating in the distribution.

         Since there may be extended periods during which there are no selling efforts under an effective shelf-registered securities offering, the SEC believes it is unnecessary to subject issuers, broker-dealers, selling shareholders and other persons who may be deemed participating in the offering to the strict prohibitions of bidding for, purchasing or inducing others to purchase the securities subject to the distribution throughout the life of the shelf registration. In situations where a broker-dealer sells shares on behalf of a selling security holder in ordinary trading transactions into an independent market without any special selling efforts, the offering will not be considered a distribution.

         The selling shareholders have been apprised of the restrictions of Regulation M and have agreed to abide by their obligations under the Exchange Act. Nothing in this prospectus is deemed a determination as to whether this shelf-registered offering by the selling shareholders is a distribution, whether any selling shareholders may be deemed an underwriter, or at what point the prohibition relating to selling shareholders bidding for or purchasing our common stock commences or relaxes.


                            Description of Securities

Common Stock

         Techdyne is authorized to issue 10,000,000 shares of common stock, $.01 par value. As of January 22, 2002, there were 6,556,990 shares of common stock outstanding held by approximately 630 shareholders.

         The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Cumulative voting is not allowed, with the result that Simclar International, which parent company presently owns 71.6% of our company, can and does elect all of the directors and has the ability to determine all matters submitted for shareholder approval, and the minority shareholders cannot independently elect any directors or cause any significant impact on voting of any matters.

         Common stockholders are entitled to share pro rata in any dividends that may be declared by the board of directors from funds legally available. No dividends have been declared or paid by our board of directors and none are anticipated in the foreseeable future. Under our credit facilities, dividends may only be paid with the consent of our lender.

         Upon any dissolution, liquidation or winding-up of the company, the common stockholders will be entitled to share pro rata in all distributions made after payment of or provision for the payment of all debts and prior claims.

         The common stockholders have no preemptive or other subscription rights, and there are no conversion rights, redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock issuable upon exercise of the outstanding options, upon full payment, will be non-assessable.


Options

         There are currently outstanding an aggregate of 411,000 options granted under the company's 1997 Stock Option Plan, of which 260,000 options are non-qualified options and 151,000 options are incentive options. The expiration and exercise prices of the options are as follows:

                  320,000 exercisable at $3.25 to June 22, 2002
                   10,000 exercisable at $4.00 to June 29, 2002
                   13,000 exercisable at $4.00 to August 24, 2002
                    8,000 exercisable at $4.00 to December 14, 2002
                   60,000 exercisable at $2.00 to October 15, 2003

         The options are held by 16 persons; four are officers and directors of our company or our subsidiary, Lytton, five are employees, six are former officers and/or directors, five of whom are affiliated with Medicore, our former parent, and one is an officer and director of Medicore who has never been affiliated with our company.

         The 266,000 shares of common stock obtainable upon exercise of the options and the 230,000 shares of common stock directly owned by the selling shareholders are the 496,000 shares of common stock included in this prospectus for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."

         Certain principal provisions of the options include:

         o at the discretion of our board, options may be exercised either with cash, common stock with fair market value equal to cash exercise price, optionee's personal recourse or non-recourse note, at the discretion of the board, or assignment to the company of sufficient proceeds from sale of common stock acquired upon exercise of the option with an authorization to the broker to pay that amount to the company, or any combination of such payments;
         o options are non-transferable, except by laws of descent and distribution or change in control;
         o forced redemption at formulated prices upon change in control of the company which includes (i) sale of substantially all the assets of the company or its merger or consolidation; (ii) majority of board changes other than by election of shareholders pursuant to board solicitations or vacancies filled by board by death or resignation, (iii) a person or group acquires or makes a tender offer for at least 25% of the company's common stock; optionee may waive redemption; and
         o        adjustments for changes in capitalization
                  -        proportionate for stock dividends and stock splits;

                  -        consolidations and mergers if our company survives;
                           and
                  - other recapitalizations or reorganizations and securities of our company or another are issued with respect to outstanding shares.


Transfer Agent

         The transfer agent for the common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.


                 Indemnification for Securities Act Liabilities

         Our certificate of incorporation and by-laws provide that the company shall indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the company. Such indemnification, other than as ordered by a court, shall be made by the company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the shareholders. In addition, our certificate of incorporation provides for the elimination, to the extent permitted by Florida law, of personal liability of our directors for monetary damages for breach of fiduciary duty as directors.

         Section 607.0850 of the Florida General Corporation Act provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

         In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to the agreement in which Simclar International acquired control of our company, we agreed to register the shares of common stock included in this prospectus. That agreement also included terms for the company and the selling shareholders to provide mutual indemnifications from any loss, claim, damage or liability to which each may become subject arising out of any untrue statement of a material fact, or an omission of a material fact that would otherwise make the statements in this prospectus or any documents incorporated by reference, in light of the circumstances under which they were made, misleading by such other person.

         However, we shall not be liable to the extent any loss or claim is based upon an untrue statement made in this prospectus if it was based on written information furnished to us by any such indemnified person. Selling shareholders are only liable under their indemnification of our company and our officers, directors and controlling persons to the extent any untrue statement or omission was provided to us in writing expressly for inclusion in this registration statement and prospectus. Each of our and the selling shareholders' indemnification includes reasonable legal and other expenses incurred by any of the indemnified parties in connection with investigating or defending any indemnified action or claim.

         Of the 13 selling shareholders, seven were officers and/or directors and four are employees of our company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  Legal Matters

         The validity of our common stock offered by this prospectus issuable upon the exercise of the options will be passed upon by Porter, Wright, Morris & Arthur, LLP, 41 South High Street, Columbus, Ohio. Certain legal matters in connection with the offering will be passed upon for the selling shareholders by Lawrence E. Jaffe, Esq., 777 Terrace Avenue, Hasbrouck Heights, New Jersey. Mr. Jaffe is a selling shareholder and former Secretary and counsel to our company. Mr. Jaffe is Secretary and counsel to our former parent, Medicore, and its 62% owned public subsidiary, Dialysis Corporation of America. He is also a shareholder of each of those companies. See "Selling Shareholders." Mr. Jaffe represented our company through August 2001, for which he received professional fees of approximately $35,000. He also receives professional fees from Medicore and Dialysis Corporation of America, which aggregated approximately $237,000 for the year ended December 31, 2001.


                                     Experts

         The audited consolidated financial statements of our company incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated by reliance on the report of Wiss & Company, LLP, independent accountants, for the two years ended December 31, 2000 and 1999, and upon the report of Ernst & Young LLP with respect to our consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1998, given on the authority of those firms as experts in auditing and accounting.

                     --------------------------------------
                     --------------------------------------




                         496,000 Shares of Common Stock






                                 TECHDYNE, INC.






                     --------------------------------------

                                   PROSPECTUS

                     --------------------------------------










                               ____________, 2002

                     --------------------------------------
                     --------------------------------------





                     --------------------------------------
                     --------------------------------------



         We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute any offer to sell or buy any security in any jurisdiction where it is unlawful.



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

About this Prospectus......................................................   2
Available Information......................................................   2
Incorporation of Certain Documents
  By Reference.............................................................   2
Cautionary Notice Regarding
  Forward-Looking Statements...............................................   4
Prospectus Summary.........................................................   4
Risk Factors...............................................................   7
Recent Developments........................................................  15
Use of Proceeds............................................................  16
Selling Shareholders.......................................................  17
Plan of Distribution.......................................................  18
Description of Securities..................................................  20
Indemnification for Securities Act Liabilities.............................  22
Legal Matters..............................................................  23
Experts....................................................................  23





                     --------------------------------------
                     --------------------------------------

                                     PART II

                     Information Not Required in Prospectus


Item 14. Other Expenses of Issuance and Distribution

         SEC registration fee                   $    255
         Accounting fees and expenses              4,000
         Legal fees and expenses                   4,000
         Printing fees                             1,500
         Nasdaq additional listing fees            2,660*
         Blue Sky filing fees and expenses         1,500
         Miscellaneous                             1,085
                                                --------
               Total                            $ 15,000
                                                ========

         The foregoing items, except for the registration fee to the SEC, are estimated. We have agreed to bear expenses in connection with the registration of the shares of common stock being offered by us under the options and the common stock offered by the selling shareholders up to $10,000, and the selling shareholders will bear selling commissions or discounts, transfer taxes, any of their counsel fees, and expenses of the registration of the shares of common stock being offered in excess of $10,000 exclusive of our counsel fees.

---------------

* Only payable if and only to the extent options are exercised; Nasdaq listing of additional shares is charged quarterly on the basis of $2,000 or $.01 per share, whichever is higher.


Item 15. Indemnification of Directors and Officers

         Our certificate of incorporation and by-laws provide that the company shall indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the company. Such indemnification, other than as ordered by a court, shall be made by the company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the shareholders. In addition, our certificate of incorporation provides for the elimination, to the extent permitted by Florida law, of personal liability of our directors for monetary damages for breach of fiduciary duty as directors.

         Section 607.0850 of the Florida General Corporation Act provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

         In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to the agreement in which Simclar International acquired control of our company, we agreed to register the shares of common stock included in this registration statement. That agreement also included terms for the company and the selling shareholders to provide mutual indemnifications from any loss, claim, damage or liability to which each may become subject arising out of any untrue statement of a material fact, or an omission of a material fact that would otherwise make the statements in this registration statement or any documents incorporated by reference, in light of the circumstances under which they were made, misleading by such other person.

         However, we shall not be liable to the extent any loss or claim is based upon an untrue statement made in this prospectus if it was based on written information furnished to us by any such indemnified person. Selling shareholders are only liable under their indemnification of our company and our officers, directors and controlling persons to the extent any untrue statement or omission was provided to us in writing expressly for inclusion in this registration statement and prospectus. Each of our and the selling shareholders' indemnification includes reasonable legal and other expenses incurred by any of the indemnified parties in connection with investigating or defending any indemnified action or claim.

         Of the 13 selling shareholders, seven were officers and/or directors and four are employees of our company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of our company pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 16. Exhibits

(2)      Plan of Acquisition, Reorganization, Arrangement, Liquidation or
         Succession

         (i) Agreement for Sale and Purchase of Shares among Simclar International Limited(1), Techdyne, Inc. and Medicore, Inc.(2) dated April 6, 2001 (incorporated by reference to Medicore, Inc.'s Proxy Statement dated June 1, 2001, Annex A).*

(4)      Instruments Defining the Rights of Security Holders, Including
         Indentures

         (i) Form of common stock certificate (incorporated by reference to the company's Form SB-2, Registration No. 33-94998-A, Part II,
                  Item 27, Exhibit 4(a)).*

         (ii) Form of 1997 Stock Option Plan (incorporated by reference to the Company's Current Report on Form 8-K dated June 24, 1997 ("June, 1997 Form 8-K"), Item 7(c)(4)(i)).*

         (iii) Form of incentive stock option certificate under the 1997 Stock Option Plan (incorporated by reference to the Company's June, 1997 Form 8-K, Item 7(c)(4)(ii)).*

         (iv) Form of non-qualified stock option certificate under the 1997 Stock Option Plan (incorporated by reference to the Company's June, 1997 Form 8-K, Item 7(c)(4)(iii)).*

(5)      Opinion of Porter, Wright, Morris & Arthur, LLP, including consent.

(23)     Consents of Experts and Counsel

         (i)      Consent of Wiss & Company, LLP (included on page II-7).

         (ii)     Consent of Ernst & Young LLP (to be filed by amendment).

         (iii)    Consent of Porter, Wright, Morris & Arthur, LLP (included in
                  Exhibit 5).

(24)     Power of Attorney (included on signature page).

(99)     Additional Exhibits

         (i)      Amendment to By-laws effective June 27, 2001.

---------------

*        Documents incorporated by reference not included in Exhibit Volume.

(1)      Parent of the company owning 71.6% of the common stock.

(2) Former parent of the company; sold 71.3% of the common stock to Simclar International.


Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (a)      Rule 415 Offering.

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      Filings Incorporating Subsequent Exchange Act Documents by
                  Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hialeah, state of Florida on the 17th day of January, 2002.

                                       TECHDYNE, INC.


                                       By: /s/ BARRY PARDON
                                           -------------------------------------
                                           Barry Pardon, President


                                Power of Attorney

         We, the undersigned officers and directors of Techdyne, Inc., hereby severally constitute and appoint Barry Pardon and Lawrence E. Jaffe, and each or both of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, as well as any related registration statement, or amendment or supplement thereto, filed pursuant to the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                                 Date
---------                               -----                                 ----

/s/ SAMUEL RUSSELL                      Chairman of the Board of Directors    January 17, 2002
------------------------------------    and Chief Executive Officer
Samuel Russell

/s/ BARRY PARDON                        President and Director                January 17, 2002
------------------------------------
Barry Pardon

/s/ JOHN IAN DURIE                      Vice-President (Finance)              January 17, 2002
------------------------------------    and Director
John Ian Durie

/s/ DAVID L. WATTS                      Chief Financial Officer               January 17, 2002
------------------------------------    and Secretary
David L. Watts

                                        Director                              January 17, 2002
------------------------------------
Lytton Crossley

/s/ CHRISTINA MARGARET JANET RUSSELL    Director                              January 17, 2002
------------------------------------
Christina Margaret Janet Russell

/s/ THOMAS FOGGO                        Director                              January 17, 2002
------------------------------------
Thomas Foggo

/s/ KENNETH GREENHALGH                  Director                              January 17, 2002
------------------------------------
Kenneth Greenhalgh

                          INDEPENDENT AUDITOR'S CONSENT


         We consent to the reference to our firm under the caption "Experts" in the registration statement (Form S-3) and related prospectus of Techdyne, Inc. for the registration of 496,000 shares of its common stock, and to the incorporation by reference therein of our report dated March 9, 2001, with respect to the consolidated financial statements and schedule of Techdyne, Inc. for the years ended December 31, 2000 and 1999 included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                       /s/ Wiss & Company, LLP

January 17, 2002
Livingston, New Jersey

                               CONSENT OF COUNSEL


         The consent of Porter, Wright, Morris & Arthur, LLP is contained in its opinion filed as Exhibit 5 to this registration statement.

                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                            -------------------------



                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            -------------------------


                                 TECHDYNE, INC.
               (Exact name of registrant as specified in charter)


                            -------------------------





                                    EXHIBITS





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


Exhibit No.
-----------

(2)      Plan of Acquisition, Reorganization, Arrangement, Liquidation or
         Succession

         (i) Agreement for Sale and Purchase of Shares among Simclar International Limited(1), Techdyne, Inc. and Medicore, Inc.(2) dated April 6, 2001 (incorporated by reference to Medicore, Inc.'s Proxy Statement dated June 1, 2001, Annex A).*

(4)      Instruments Defining the Rights of Security Holders, Including
         Indentures

         (i) Form of common stock certificate (incorporated by reference to the company's Form SB-2, Registration No. 33-94998-A, Part II,
                  Item 27, Exhibit 4(a)).*

         (ii) Form of 1997 Stock Option Plan (incorporated by reference to the Company's Current Report on Form 8-K dated June 24, 1997 ("June, 1997 Form 8-K"), Item 7(c)(4)(i)).*

         (iii) Form of incentive stock option certificate under the 1997 Stock Option Plan (incorporated by reference to the Company's June, 1997 Form 8-K, Item 7(c)(4)(ii)).*

         (iv) Form of non-qualified stock option certificate under the 1997 Stock Option Plan (incorporated by reference to the Company's June, 1997 Form 8-K, Item 7(c)(4)(iii)).*

(5)      Opinion of Porter, Wright, Morris & Arthur, LLP, including consent.

(23)     Consents of Experts and Counsel

         (i)      Consent of Wiss & Company, LLP (included on page II-7).

         (ii)     Consent of Ernst & Young LLP (to be filed by amendment).

         (iii)    Consent of Porter, Wright, Morris & Arthur, LLP (included in
                  Exhibit 5).

(24)     Power of Attorney (included on signature page).

(99)     Additional Exhibits

         (i)      Amendment to By-laws effective June 27, 2001

---------------

*        Documents incorporated by reference not included in Exhibit Volume.

(1)      Parent of the company owning 71.6% of the common stock.

(2) Former parent of the company; sold 71.3% of the common stock to Simclar International.

                                   EXHIBIT 23


                         Consents of Experts and Counsel

         (i) Consent of Wiss & Company, LLP (included on page II-7)
  (ii) Consent of Porter, Wright, Morris & Arthur, LLP (contained in Exhibit 5)

                                   EXHIBIT 24

                 Power of Attorney (included on signature page).